Exhibit 99.1

Tenet Announces Completion of Its Private Offering of 6.25% Senior Secured

Notes due 2018 and Early Tender Results of Its Tender Offer and

Related Consent Solicitation

DALLAS – November 21, 2011 – Tenet Healthcare Corporation (NYSE: THC) announced today the successful completion of its previously announced private offering of $900 million aggregate principal amount of its 6.25% Senior Secured Notes due 2018. Tenet intends to use the net proceeds from the offering to fund the payment of the consideration for its previously announced cash tender offer for any and all of the outstanding $714.012 million aggregate principal amount of its 9.0% Senior Secured Notes due 2015 (the “Notes”). In connection with the tender offer, Tenet is also soliciting consents for certain amendments to the related indenture governing the Notes. The terms of the tender offer and the consent solicitation are contained in an offer to purchase and consent solicitation statement dated November 4, 2011 and a related letter of transmittal. The tender offer will expire at 12:00 midnight, New York City time, on December 5, 2011.

As of the consent payment deadline of 5:00 p.m., New York City time, on November 18, 2011, $712,968,000 (approximately 99.85%) aggregate principal amount of the outstanding Notes had been validly tendered and not validly withdrawn. Based on such tenders, consents have been validly delivered and not validly revoked in respect of more than a majority of the outstanding principal amount of the Notes, which is sufficient to approve the proposed amendments to the indenture. As a result, Tenet, the guarantors of the Notes and the trustee under the indenture have executed a supplemental indenture to amend the indenture.

Holders that validly tendered prior to the consent payment deadline and whose notes were accepted will receive total consideration of $1,082.44 per $1,000 principal amount of purchased notes, which includes a consent payment of $30.00 per $1,000 principal amount of the notes, plus accrued and unpaid interest up to, but not including, the initial settlement date of November 21, 2011.

Holders that validly tender after the consent payment deadline, but prior to the expiration of the tender offer, and whose notes are accepted will receive the tender offer consideration of $1,052.44 per $1,000 principal amount of notes, plus accrued and unpaid interest up to, but not including, the final settlement date, which is expected to be December 6, 2011. Holders of the Notes that tender after the consent payment deadline will not receive a consent payment. Any notes tendered after the withdrawal deadline of 5:00 p.m., New York City time, on November 18, 2011 may not be withdrawn except as required by law.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any notes. The tender offer is being made pursuant to the offer to purchase and consent solicitation statement and the related letter of transmittal, copies of which have been delivered to all holders of the Notes. Persons with questions regarding the tender offer should contact one of the following dealer managers — BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 683-3215 (collect), Barclays Capital at (800) 438-3242 (toll free) or (212) 528-7581 (collect), Citigroup at (800) 558-3745 (toll free) or Wells Fargo Securities at (866) 309-6316 (toll free) or (704) 715-8341 (collect) — or the Information Agent, Global Bondholder Services Corporation, at (866) 540-1500 (toll free) or (212) 430-3774 (collect).

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

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Some of the statements in this release may constitute forward-looking statements. Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2010, our quarterly reports on Form 10-Q, and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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the posting of important announcements regarding financial performance and corporate developments.